UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2024

FIVE BELOW, INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-35600	75-3000378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Market Street
Suite 300 Philadelphia, PA 19106
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (215) 546-7909

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	FIVE	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 16, 2024, Five Below, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Initial Filing”) to report the appointment of Kenneth Bull and Thomas Vellios as its Interim President & Chief Executive Officer and Interim Executive Chairman, respectively. At that time, the Company indicated that its Board of Directors (the “Board”) and the Compensation Committee of its Board (the “Committee”) would reevaluate the compensation of Messrs. Bull and Vellios at a later date.

On July 30, 2024, the Board and the Committee acted to adjust the compensation of Messrs. Bull and Vellios to reflect their interim roles and to otherwise encourage their retention and continued focus on the Company’s operational success. This Current Report on Form 8-K/A is being filed as an amendment to the Initial Filing to disclose the adjusted compensation of Messrs. Bull and Vellios.

Compensation of Mr. Bull

With respect to Mr. Bull, the Board and the Committee approved an increase in his annual base salary to $825,000, effective July 28, 2024, and as further described below, a grant to him of a special retention award (comprised of a cash portion and an equity portion), and a special performance-based restricted stock unit (“PRSU”) award.

Special Retention Award

The total special retention award to Mr. Bull is valued at $2 million, with 20% in the form of a cash award and 80% in the form of an equity award.

The cash portion of the special retention award allows Mr. Bull to earn a one-time payment of $400,000 if he continues in service with the Company through the end of fiscal year 2024. If earned, such amount will be paid in March 2025.

The equity portion of the special retention award is in the form of restricted stock units (“RSUs”). Such RSU award relates to a number of shares of the Company’s common stock determined by dividing $1,600,000 by the closing price of the Company’s common stock on August 1, 2024, the grant date of the award. The award will vest as follows: 25% on the first anniversary of the grant date, 25% approximately 1.5 years following the grant date, and 50% on the second anniversary of the grant date, in each case subject to Mr. Bull’s continued service with the Company through the applicable vesting date. The vesting of the award will accelerate if Mr. Bull’s service ceases (i) due to his death or disability, or (ii) within one year following a change in control of the Company, due to either a termination by the Company without cause or a resignation by Mr. Bull with good reason.

Special PRSU Award

The special PRSU award relates to a target number of shares of the Company’s common stock determined by dividing $1,000,000 by the closing price of the Company’s common stock on the grant date of the award. The number of shares ultimately earned in respect of this award will vary from zero to 200% of the target number of shares, depending on the Company’s achievement of specified performance goals during the final quarter of fiscal year 2024 (with respect to 50% of the award) and the first two quarters of fiscal year 2025 (with respect to 50% of the award). To vest and receive payment in respect of any earned portion of the award, Mr. Bull must generally remain in service with the Company until the end of the applicable performance period. However, if prior to the end of a performance period Mr. Bull’s service ceases due to his death or disability, or a change in control of the Company occurs, any portion of the award subject to an incomplete performance period will then vest at the target level.

Compensation of Mr. Vellios

With respect to Mr. Vellios, the Board approved his continued participation in the Company’s Non-Employee Director Compensation Plan, despite his temporary employment as the Company’s Interim Executive Chairman.

In addition, the Board and the Committee approved a special RSU award to Mr. Vellios for his service as Interim Executive Chairman in respect of a number of shares of the Company’s common stock determined by dividing $2,000,000 by the closing price of the Company’s common stock on August 1, 2024, the grant date of the award. The award will vest on the first anniversary of grant date, subject to Mr. Vellios’ continued service to the Company through that date. The vesting of the award will accelerate if Mr. Vellios’ service ceases (i) due to his death or disability, or (ii) within one year following a change in control of the Company, due to a termination by the Company without cause or a resignation by Mr. Vellios with good reason.

Finally, the Board and the Committee approved the payment or reimbursement of expenses and related taxes incurred by Mr. Vellios in traveling to Company worksites, up to a maximum of $500,000 for the remainder of fiscal year 2024.

Retention of Other Key Employees

On July 30, 2024, the Board and the Committee also approved special cash and equity retention awards for other key employees of the Company, including other named executive officers. See the Current Report on Form 8-K filed by the Company on the same date as this report for additional details regarding the special cash and equity retention awards granted to other named executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2024	Five Below, Inc.

	By:	/s/ Kristy Chipman
	Name:	Kristy Chipman
	Title:	Chief Financial Officer & Treasurer